                                                                     EXHIBIT 2.2

        MODIFIED SECOND AMENDED PLAN OF REORGANIZATION OF eNUCLEUS, INC.

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

In re:                                  )         Chapter 11
                                        )
eNUCLEUS, INC., et al.,                 )         Case No. 01 B 17108
                                        )
                          Debtor        )         Hon. Robert E. Ginsberg

================================================================================

        MODIFIED SECOND AMENDED PLAN OF REORGANIZATION OF eNUCLEUS, INC.
                             Dated November 8, 2001

================================================================================

                                 James A. Chatz
                                Jerold N. Siegan
                                 Barry A. Chatz
                                 Miriam R. Stein
                                 ARNSTEIN & LEHR
                      120 South Riverside Plaza, Suite 1200
                             Chicago, Illinois 60606
                                 (312) 876-7100

                              ATTORNEYS FOR DEBTOR

INTRODUCTION

      eNucleus, Inc., the "Debtor" or the "Company," or the "Reorganized Company", proposes the following Modified Second Amended Plan of Reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code. Reference is made to the Modified First Amended Disclosure Statement (as that term is defined herein), for a discussion of the Debtor's history, business and operations, projections for those operations, risk factors, and certain related matters. The Modified First Amended Disclosure Statement also provides a summary of this Plan.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

      Defined Terms: As used herein, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

      1.1 Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 case Allowed under sections 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtor's Estate and operating the business of the Debtor (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code (also defined herein as "Fee Claims") to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtor's Estate under section 1930, chapter 123 of title 28, United States Code.

      1.2 Allowed means an Allowed Claim or Interest in a particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

      1.3 Allowed Claim means a Claim: (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court; or (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed (i) by a Final Order; (ii) by an agreement between the Holder of such Claim and the Debtor or Reorganized Company; or (iii) pursuant to the terms of this Plan.

      For purposes of computing distributions under this Plan, the term "Allowed Claim" shall not include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.

      1.4 Amended Certificate of Incorporation and By-Laws means the Reorganized Company's Certificate of Incorporation and by-laws or other similar organizational documents, as amended by the Plan, which shall be filed with the Bankruptcy Court as Plan Documents.

      1.5 Asset Purchase Agreement means that asset purchase agreement entered into between the Debtor and eCommSecurity on June 22, 2001 for the sale of certain of the Debtor's assets located in Roswell, Georgia to eCommSecurity.

      1.6 Bankruptcy Case means this case entitled In re eNucleus, Inc. and pending before the Bankruptcy Court as Case No. 01 B 17108.

      1.7 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended.

      1.8 Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Illinois having jurisdiction over the Bankruptcy Case.

      1.9 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

      1.10 Business Day means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

      1.11 Cash means legal tender of the United States of America and equivalents thereof.

      1.12 Claim means a "claim," as defined in section 101 (5) of the Bankruptcy Code.

      1.13 Claims Objection Deadline means, the last day for Filing objections to Claims or Interests which date shall be the date 180 days after the Confirmation Date.

      1.14 Class means a category of holders of Claims or Interests, as described in Article II hereof.

      1.15 Common Stock means the common stock of the Company issued and outstanding immediately prior to the Petition Date, including treasury stock.

      1.16 Company means eNucleus, Inc.

      1.17 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

      1.18 Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

      1.19 Confirmation Order means the order of the Bankruptcy Court, confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

      1.20 Debtor means the Company.

      1.21 DIP means debtor in possession.

      1.22 DIP Lenders means those investors that lent cash or otherwise elected to treat their Administrative Claims as DIP loans, during the DIP period prior to the Effective Date. For the purposes of this Plan, DIP Lenders shall also include Sunami Ventures, LLC, or such other person which lend Cash to the Reorganized Company after the Confirmation Date.

      1.23 DIP Lender Claims means all Claims of the DIP Lenders.

      1.24 Disbursing Agent means the Reorganized Company, or any person or that may be designated by the Reorganized Company to serve as disbursing agent under the Plan.

      1.25 Disclosure Statement means that certain modified first amended disclosure statement, including all exhibits and schedules thereto, as amended or supplemented from time to time, relating to this Plan as approved by order of the Bankruptcy Court.

      1.26 Disputed Claim means any, Claim as to which the Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtor in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

      1.27 Disputed Claim Amount means (a) with respect to contingent or unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions in respect of such Claim in accordance with section 502(c) of the Bankruptcy Code; or (b) the amount set forth in a timely Filed proof of claim.

      1.28 eCommSecurity means eCommSecurity, Inc. a Georgia corporation, and the proposed purchaser of certain assets of the Reorganized Company.

      1.29 Effective Date means that date 60 days after the Confirmation Date

      1.30 Employee Claims means a Claim (or a portion of a Claim) held by an employee of the Company for unpaid wages and/or expenses relating to such employee's employment at the Company which is entitled to priority under section 507 of the Bankruptcy Code.

      1.31 Estate means the estate of the Company created under section 541 of the Bankruptcy Code.

      1.32 Exchange Act means the Securities Exchange Act of 1934, as amended.

      1.33 Fee Claim means an Administrative Claim arising or asserted under section 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Bankruptcy Case on or prior to the Effective Date.

      1.34 File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Bankruptcy Case.

      1.35 Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for re-argument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or the Reorganized Company or, in the event that an appeal, writ of certiorari or re-argument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, re-argument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for re-argument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

      1.36 Holder means an entity holding a Claim or Interest.

      1.37 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

      1.38 Interest means the legal, equitable, contractual and other rights of the holders of any of (i) the Common Stock, (ii) the Rights and Warrants, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences, (c) stock options, warrants and put rights; and (d) share appreciation rights, or (iii) and other stock rights, whether preferred or common, pertaining or relating in any way to the Company.

      1.39 Junior Secured Note means that note issued to Holders of Unsecured Claims which elect the Junior Secured Note Option, which is secured by the Post Petition Collateral, and is junior in priority only to the Senior Secured Notes.

      1.40 Junior Secured Note Option means that option which Holder of an Unsecured Claim may elect by contributing 10% of the Unsecured Claim to the Reorganized Company and in exchange convert its unsecured claim to a twenty-four
(24) month note (interest accruing at 12% per annum) principal and interest to be paid upon maturity, secured by all of the Post Petition Collateral, and junior in priority only to the Senior Secured Notes.

      1.41 Litigation Claims means the Claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or Estate may hold against any person or entity under the Bankruptcy Code or any non-bankruptcy law, including without limitation those Litigation Claims described in the Disclosure Statement.

      1.42 New Common Stock means the shares of Common Stock of the Reorganized Company to be issued and authorized pursuant to the Plan.

      1.43 New Senior Secured Notes means the new Senior Secured Notes to be issued to the DIP Lenders on or before the Effective Date, with the same terms and conditions as the Senior Secured Notes.

      1.44 Notes mean collectively, the New Senior Secured Notes and the Junior Secured Notes.

      1.45 Petition Date means May 10, 2001, the date on which the Debtor filed its petition for relief commencing the Bankruptcy Case.

      1.46 Plan means this modified second amended plan of reorganization and all supplements, appendices and schedules hereto, in its present form or as the same may be altered, amended or modified from time to time.

      1.47 Plan Documents means the documents and form of documents specified in the Plan to be filed as set forth in Section 13.9 hereof.

      1.48 Post Petition Collateral means all of the real and personal property of the Debtor of any description whatsoever, wherever located and whenever arising or acquired, including, without limitation, all cash, accounts, inventory, equipment, fixtures, chattel paper, and general intangibles, and all proceeds and products, whether tangible or intangible, or any of the foregoing, including proceeds of insurance covering any of the foregoing.

      1.49 Professional means any (a) professional employed in the Chapter 11 case pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) other professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 case pursuant to section 503(b)(4) of the Bankruptcy Code.

      1.50 Reorganized Company means the Debtor or any successors thereto by merger, consolidation, or otherwise on or after the Effective Date.

      1.51 Rights and Warrants means all options, warrants, call, rights, puts, and or other agreements to acquire the Common Stock outstanding immediately prior to the Petition Date.

      1.52 Secured Claim means a Claim (other than an Administrative Claim) that is secured by a lien on property in which a Debtor's Estate has an interest.

      1.53 Securities Act means the Securities Act of 1933, 15, U.S.C. Sections 77c-77aa. as now in effect or hereafter amended.

      1.54 Securities Claim means a claim arising from rescission of a purchase or sale of a security of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

      1.55 Senior Secured Notes mean the senior secured notes held by DIP Lenders in the amount of the proposed DIP loan, with a maturity of twelve (12) months, and with interest at an annual rate of 12% which shall be paid monthly, and which was to have been secured by all of the Post Petition Collateral. Upon the Effective Date, the DIP Lenders were to have been issued New Senior Secured Notes, in exchange for the Senior Secured Notes.

      1.56 Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507 (a) (8) of the Bankruptcy Code.

      1.57 Unimpaired Claim means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

      1.58 Unsecured Claim means an unsecured, nonpriority Claim.

      1.59 Rules of Interpretation and Computation of Time. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural. will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan; (f) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and, headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 1021 of the Bankruptcy Code will apply; and (i) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

      All Claims and Interests, except Administrative Claims (including Fee Claims), are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Fee Claims and Administrative Claims as described below, have not been classified.

      A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

      2.1 Unclassified Claims (not entitled to vote on the Plan).

            a.    Fee Claims.

            b.    Other Administrative Claims.

      2.2 Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote).

            a. Class 1. DIP Lender Claims. Class 1 consists of all DIP Lender Claims.

            b. Class 2. Employee Claims. Class 2 consists of all Employee Claims entitled to priority under section 507 of the Bankruptcy Code.

            c. Class 3. Secured Lender Claims. Class 3 consists of all Secured Lender Claims.

            d.    Class 4: Tax Claims. Class 4 consists of all Tax Claims.

      2.3 Impaired Classes of Claims (entitled to Vote on the Plan)

            a. Class 5: Unsecured Claims. Class 5 consists of all Unsecured Claims greater then $2,000

            b. Class 6: Unsecured Claims. Class 6 consists of all Unsecured Claims less then $2,000

            c. Class 7: Common Stock. Class 7 consists of all Interests directly arising from, under or relating in any way to Common Stock.

      2.4 Impaired Classes of Interests (Classes 8 and 9 are deemed to have rejected the Plan and, therefore, will not be entitled to vote to accept or reject the Plan).

            a. Class 8 Securities Claims. Class 8 consists of all Interests directly arising from, under, or relating in any way to all Securities Claims.

            b. Class 9: Options and Warrants. Class 9 consists of all Options and Warrants

                                   ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

      3.1 Unclassified Fees

      3.1.1 Fee Claims and United States Trustee Fees

      Fee Claims shall be paid in full, in cash, on or before the earlier of the Effective Date or upon approval by the Bankruptcy Court of such Fee Claims, or on such other terms as agreed upon between the Debtor and the Professional asserting the Fee Claim. Statutory fees owed to the United State Trustee shall be paid in full on or before the Effective Date and shall be paid on a regular basis thereafter as incurred until the Bankruptcy Case is closed. Notwithstanding anything contained herein, Stephen L. Ryerse ("Ryerse") shall be entitled to an Allowed Administrative Claim in the amount of $75,000.00 to be paid pursuant to this section of the Plan, and without leave to take any further action by the Debtor or by Ryerse.

      3.1.2 Other Administrative Claims.

      All other Administrative Claims not included in 3.1.1 above, shall be paid by the Debtor, at its election: (a) in full, in cash, in such amounts as are incurred in the ordinary course of business by the Debtor, or in such amounts as the Bankruptcy Court may allow upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim; (b) upon such other terms as may exist in the ordinary course of the Debtor's business; or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtor, not to exceed the rights afforded the Class 1 DIP Lender Claims.

      Notwithstanding anything contained herein or in the Confirmation Order, Internap Network Services, Inc. ("Internap") may assert, at its discretion, but within the time limits set forth in the Plan and provided for by the Confirmation Order, an Administrative Claim against the Debtor (the "Internap Administrative Claim"). The Debtor shall pay all portions of the Internap Administrative Claim, which are entitled to treatment pursuant to this Section
3.1.2 and which are not subject to a good faith dispute of the Debtor, on or before the Effective Date. The remaining disputed portion of the Internap Administrative Claim shall be paid upon resolution of the dispute, either by agreement between the Debtor and Internap, or upon adjudication by the Court.

      3.2 Unimpaired Classes of Claims. (Not Entitled to Vote on Plan)

      3.2.1 Class 1. DIP Lender Claims

      The DIP loans described in the Plan will not be provided and accordingly the Class 1 - DIP lender Claims will not arise. In place of the DIP loans, the Debtor has arranged a post confirmation loan facility which will be provided to the Debtor on the same terms as previously described in the Plan for DIP Lender Claims, including, term, interest rate and issuance of stock. Specifically, post confirmation lenders shall receive five (5) shares of New Common Stock for every dollar loaned, plus a Senior Secured Note (as that term is defined in Section
1.55 of the Plan) but modified as to the Post Petition Collateral securing such loans as described below..

      On or as soon as reasonably practicable after the entry of the Confirmation Order, the Debtor shall enter into a borrowing facility with Sunami Ventures, LLC ("Sunami") for $1.5 million ("Sunami Loan"). Sunami shall loan the Reorganized Debtor, on or as soon as practicable after the entry of the Confirmation Order, the sum of $500,000 in cash. The balance of the Sunami Loan shall be loaned to the Reorganized Company on an as needed basis for the purpose of financing equipment on behalf of customers. Sunami shall receive on account of the Sunami Loan, five (5) shares of New Common Stock for every dollar loaned, a Senior Secured Note for the amount of the Sunami Loan, which shall be secured by a first priority lien on and security interest in the Reorganized Company's equipment located in Atlanta, Georgia, as herein owned and hereafter acquired.

      3.2.2 Class 2. Employee Claims. On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date on which such Employee Claim becomes an Allowed Employee Claim, each Holder of an Allowed Employee Claim shall receive Cash equal to the amount of such Allowed Employee Claim, up to $4,650. Any balance due to an employee of the Company shall be treated as either a Class 5 Claim or a Class 6 Claim, depending upon the amount of such Claim.

      3.2.3 Class 3. Secured Lender Claim of Bank of America On, or as soon as reasonably practicable after, the Effective Date, Bank of America shall receive in complete satisfaction of its claim: (i) a cash payment in the amount of $225,000.00 from Sunami Ventures, LLC; and (ii) a three year secured note in the amount of the difference between the amount of Bank of America's debt on the Effective Date (including accrued interest and attorney's fees but taking into account accounts receivable applied to date) and $225,000 (the "BA Note"). The BA Note shall be secured by a first priority lien on all of the Reorganized Debtor's Litigation Claims (including, without limitation, causes of action against eCommSecurity, Roth Capital, and Vedder Price Kaufman & Kammholz). If any recoveries are made from Litigation Claims, after initial payment of costs and expenses relating to such Litigation Claims (other than the eCommSecurity Litigation Claim), the first recoveries shall be paid to Bank of America until the BA Note is satisfied in full. The BA Note shall be further secured by a second priority lien on all other assets of the Debtor, except for the Litigation Claims. Bank of America shall also receive a limited guaranty from John Paulsen in the amount of $50,000.00. The foregoing treatment shall be documented by (a) the BA Note; (b) a certain Second Amendment dated as of November 8, 2001 of that certain Secured Demand Loan Agreement dated as of July 23, 1999 (as amended by that certain First Amendment to Secured Demand Loan Agreement dated as of August 2, 2000 and by that certain letter agreement dated as of April 12, 2001) by and between Bank of America and the Debtor; (c) amendment of that certain Continuing Guaranty dated as of July 23, 1999, of John Paulsen in favor of Bank of America; (d) a note purchase agreement by and between Bank of America and Sunami Ventures LLC; and (e) an intercreditor agreement by and between Bank of America and Sunami

Ventures, LLC. Consistent with this section, and notwithstanding any other provision of the Plan, Bank of America's liens and security interests shall not be discharged upon confirmation of the Plan.

      3.2.4 Class 4. Tax Claims. On, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class 4 Tax Claim will receive in full satisfaction, settlement of and in exchange for, its tax Claim, a Six (6) year 6.5% promissory note in an amount equal to the principal amount of its Tax Claim, under which it shall receive monthly payments for six years until the Tax Claim, plus interest accrued thereon, shall be paid in full.

      Notwithstanding anything contained herein or in the Confirmation Order, the Georgia Department of Revenue has an allowed unsecured priority claim in the total amount of $30,044.88 and an unsecured general claim in the amount of $9,238.88. The Debtor shall pay the Georgia Department of Revenue's unsecured priority claim in full together with interest of six and one-half percent (6.5%) per annum. Upon confirmation of the Plan, the Debtor shall make equal monthly payments in the amount of $505.05 commencing on the distribution date (as defined in Article VI of the Plan), and continuing thereafter and due on the fifteenth (15th) day of each month which shall begin on the first full calendar month after the distribution date and continue thereafter until paid in full. All payments to the Georgia Department of Revenue by the Debtor shall be sent to: Georgia Department of Revenue, Bankruptcy Section, Attention: Eunice Nicholson, Post Office Box 38143, Atlanta, Georgia 30334.

      Notwithstanding anything contained herein or in the Confirmation Order, the Debtor's failure to make a payment to a Holder of an Allowed Tax Claim pursuant to this section constitutes a default. If the Debtor fails to cure such default, after five (5) business days after written notice thereof, then the Holder of the Allowed Tax Claim may proceed with either or all of the following remedies: (a) enforce the entire amount of its claim under Georgia law; (b) exercise any and all of its rights and remedies under applicable state law; (c) seek such relief as may be appropriate in the Court.

      Notwithstanding anything contained herein or in the Confirmation Order, the confirmation of the Debtor's Bankruptcy Case shall not discharge the Debtor from any priority tax debts which are excepted from discharge under 11 U.S.C.
Section 523.

      3.3 Impaired Classes of Claims. (Entitled to Vote on Plan)

      3.3.1 Class 5 General Unsecured Claims Greater Than $2,000.

      3.3.1.1 Issuance of Warrants.

      On or as soon as practicable after the Effective Date, the Debtor shall issue to the class 5 claimants warrants to purchase in the aggregate One Million (1,000,000) shares of the Debtor's Common Stock which shall be issued to the creditors pro rata in accordance with the amount of their allowed claims in such Class 5. The Warrants give the holders thereof the right to purchase, at any time for a period of seven years from the date of issuance (i.e., the effective date of the Plan), one share of the Debtor's Common Stock at a price of Twenty Cents ($0.20) per share. The Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Warrants also contain net issuance (i.e., "Cashless Exercise") provisions which provide that in the event the stock has traded at an average price in excess of $2.00 per share for at least 30 days preceding an exercise of any warrants, the holders thereof may elect to exercise the Warrants in whole or in part and instruct the Debtor to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, as the payment of the exercise price. Such net exercise provision has the effect of requiring the Debtor to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Warrants will have the same dilutive effect on the interests of the Debtor's shareholders as will a cash exercise. The Warrants do not entitle the holders thereof to any rights as a shareholder of the Debtor until such Warrants are exercised and shares of Common Stock are purchase thereunder.

      3.3.1.2 Issuance of Stock and Other Treatment of Class 5 Claims.

      In addition to the treatment afforded by Section 3.3.1.2 above, on or as soon as practicable after the Effective Date, each Holder of an Allowed Unsecured Claim, in full satisfaction, settlement of, and in exchange for, its Allowed Unsecured Claim may elect one of the following as treatment for their
Claim:

      (i) receive one (1) share of New Common Stock for every three (3) dollars of Allowed Unsecured Claim; or
      (ii) invest an additional 10% of the total Unsecured Claim in Cash to the Reorganized Company to convert its Allowed Unsecured Claim into a Junior Secured Note; or
      (iii) reduce the Unsecured Claim to Two ($2,000) Thousand and elect treatment under Class 6; or
      (iv) invest an additional 10% of a portion of the Unsecured Claim in Cash to the Reorganized Company to convert that portion of its Allowed Unsecured Claim to a Junior Secured Note, and receive one (1) share of New Common Stock for every three (3) dollars of the remaining portion of the Allowed Unsecured Claim.

      3.3.2 Class 6 General Unsecured Claims less then $2,000. Except with respect to those Holders of Allowed Unsecured Claims who have elected on its ballots to be treated as an Allowed Class 5 Claim (or are deemed to have so elected), each Holder of an Allowed Unsecured Claim shall receive, in full satisfaction, settlement of, and in exchange for, its Allowed Claim payment in Cash from the Debtor in an amount equal to twenty seven and a half percent (27.5%) of its Allowed Unsecured Claim.

      3.3.3 Class 7: Common Stock Interests. On the Effective Date, the holders of Common Stock Interests will receive one (1) share of New Common Stock for every six (6) shares of Common Stock currently held (i.e.: a 6:1 reverse split)

      3.4 Impaired Classes to Claims (Not Entitled to Vote on Plan)

      3.4.1 Class 8: Securities Claims. Class 8 consists of all Claims arising from or out of a purchase or sale of a security of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim. Pursuant to the provisions of 11 U.S.C. section 1141, the Debtor, upon confirmation of the Plan shall be discharged from all liabilities for such Securities Claims. The foregoing notwithstanding, any derivative securities claims for fraud or misrepresentation or violation of federal or applicable state securities laws relating to the offer or sale of any equity or debt security issued by the Debtor which Securities Claims the Debtor may have against Roth Capital and/or Vedder Price Kaufman & Kammholz, including claims for contribution and/or indemnity shall be preserved and the proceeds, if any, of any recoveries from such claims shall be distributed pursuant to Section
10.4.3 as a Litigation Claim.

      3.4.2 Class 9: Warrants and Options. On the Effective Date, the Old Warrants and Options will receive no distributions from the Debtor on account of their Interests or Claims.

                                   ARTICLE IV

                      MEANS FOR IMPLEMENTATION OF THE PLAN

      4.1 Continued Corporate Existences and Vesting of Assets in the Reorganized Company. After the Effective Date, the Reorganized Company shall continue to exist as a separate legal entity in accordance with applicable law in the jurisdiction in which its incorporated or organized and pursuant to its Amended Certificate of Incorporation and By-Laws. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate of the Debtor, shall vest in the Reorganized Company free and clear of all Claims, liens, charges, other encumbrances and interests .

      4.2 Corporate Governance, Directors and Corporate Action.

      4.2.1 Certificate of Incorporation and Bylaws. The Amended Certificate of Incorporation and Bylaws shall satisfy the provisions of the Plan and the Bankruptcy, and shall include. among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123 (a) (6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock, in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Company may amend and restate the Amended Certificate of Incorporation and Bylaws as permitted by applicable law.

      4.2.2 Directors of the Reorganized Company. On the Effective Date, the board of directors of Reorganized the Company shall have seven (7) members, consisting of John C. Paulsen, the Company's current Chief Executive Officer, and the following other members: James A. Chatz, Esq., Eric Stari, Richard Woods, and D. Scott Voss. The Committee shall be entitled to designate the final two (2) members of the Board of Directors each of whom shall serve for a single term of two (2) years. Also, the Debtor's Board of Directors shall establish (i) an Audit Committee and (ii) a Compensation Committee each of which committees shall be comprised of at least two Directors one of which shall be one of the two Directors designated by the Committee. The board of directors of the Company serving immediately prior to the Effective Date (i) shall appoint the nominee directors for the board of directors of Reorganized the Company, as herein provided, and (ii) will be deemed to have resigned as of the Effective Date.

      4.2.3 Corporate Action. On the Effective Date, the adoption of the Amended Certificate of Incorporation or similar constituent documents, the selection of directors and officers for the Reorganized Company, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Company, and any corporate action required by the Debtor or the Reorganized Company in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Company. On the Effective Date, the appropriate officers of the Debtor or the Reorganized Company and members of the boards of directors of the Debtor or the Reorganized Company are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan.

      4.3 Cancellation of Note and, other Instruments On the Effective Date, except as otherwise provided for herein, (i) any notes or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of the Debtor under any agreements or certificates of designation governing such indebtedness and Interests and any other notes or other instruments or documents (including the obligations of the Debtor under any shareholder agreements) evidencing or creating any indebtedness or obligations of a Debtor shall be discharged, except for such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan.

      4.4 Issuance of New Securities and Related Documents. On the Effective Date, the Company shall issue the New Common Stock and Notes to be distributed pursuant to the Plan without further act or action under applicable law, regulation, order or rule. All documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan.

      4.5 Sources of Cash for Plan Distributions. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Company to make payments pursuant to the Plan shall be obtained from the Sunami Loan, and from existing Cash balances and the operations of the Debtor and the Reorganized Company.

                                    ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN

      5.1 Classes Entitled to Vote. Classes 5, 6 and 7 are entitled to vote to accept or reject the Plan. Classes 8 and 9 are deemed by operation of law to reject the Plan and, therefore, are not entitled to vote to accept or reject the Plan. The Holders of Claims in Classes 1, 2, 3 and 4 are unimpaired under the Plan and are deemed by operation of law to have accepted the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

      5.2 Cramdown. The Debtor will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to Classes 5, 6 and 7 (if it is rejected by such Classes) and with respect to Classes 8 and 9.

                                   ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

      6.1 Distributions for Claims or Interests Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles III, VI and VIII of this Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

      6.2 Interest on Claims. Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of any other Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

      6.3 Distributions by Reorganized Company. Except as otherwise provided below, the Reorganized Company or the Disbursing Agent shall make all distributions required to be distributed under the Plan. The Reorganized Company may employ or contract with other entities to assist in or make the distributions required by the Plan.

      6.4 Delivery of Distributions and Undeliverable or Unclaimed
Distributions.

      6.4.1 Delivery of Distributions in General. Distributions to Holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtor's records unless proofs of claim or transfers of claim filed pursuant to the Bankruptcy Rules supersede such addresses.

      6.4.2 Undeliverable and Unclaimed Distributions.

      6.4.2.1 Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

      6.4.2.2 After Distributions Become Deliverable. The Reorganized Company shall make all distributions that have become deliverable or have been claimed since the Effective Date as soon as practicable after such distribution has become deliverable.

      6.4.2.3 Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within six (6) months after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting and such claim for an undeliverable or unclaimed distribution against the Debtor or its Estate, Reorganized Company or its property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Reorganized Company free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock held for distribution on account of such Claim or Interest shall be canceled and have no further force or effect.

      6.5 Compliance with Tax Requirements. Any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All entities holding Claims or Interests shall be required to provide any information necessary to effect the withholding of such taxes.

      6.6 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

      6.7 Means of Cash Payment. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Company, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Company. Cash payments to foreign creditors may be made, at the option of the Reorganized Company, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

      6.8 Withholding and Reporting Requirements. In connection with the Plan and all distributions hereunder, the Reorganized Company shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Company shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each Holder of an Allowed Claim or Allowed Interest that is to receive a distribution of New Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of and tax obligations imposed by any governmental unit, including income, withholding any other tax obligations, on account of such distribution.

      6.9 Setoffs. The Reorganized Company may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, Litigation Claims that the Debtor or the Reorganized Company may have against the Holder of such Claim, provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Company of any such Litigation Claim that the Debtor or the Reorganized Company may have against such Holder.

      6.10 Fractional Shares. No fractional shares of New Common Stock shall be distributed, and the actual issuance of New Common Stock shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock or a rounding down of such fraction (in the case of less than .50).

      6.11 Surrender of Cancelled Instruments or Securities. Except as provided below, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section 4.3 hereof, the Holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to the Reorganized Company, unless waived in writing by the Debtor or the Reorganized Company. Any New Common Stock to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.4.2.3 hereof.

                                   ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS

      7.1 Assumption of Executory Contracts and Unexpired Leases. All executory contracts or unexpired leases of the Reorganized Company which were not previously assumed or rejected by the Debtor or which are specifically assumed by another provision of the Plan, shall be deemed rejected as of the Confirmation Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code

      7.2 Claims Based on Rejection of Executory Contracts or Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, must be filed with the Bankruptcy Court within thirty (30) days after the earlier of the date of entry of the Confirmation Order or the order of the Bankruptcy Court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtor or Reorganized Company, its Estate and property unless otherwise ordered by the Bankruptcy Court. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

      7.3 Compensation and Benefit Programs, Employment Contracts, Pension
Plans.

      7.3.1 Assumption of Programs and Policies. Except as otherwise expressly provided in this Plan), all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, are treated as executory contracts under the Plan and on the Effective Date shall be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

      7.3.2 Reservation to Reject. Notwithstanding Section 8.4.1, the Debtor reserves the right to reject any compensation and benefit program and any employment contract prior to the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                                  ARTICLE VIII

                       PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT AND UNLIQUIDATED CLAIMS

      8.1 Objection Deadline, Prosecution of Objections. All claims objections relating to Litigation Claims shall be filed by the Committee by no later than the Claims Objection Deadline. If the Committee does not object to such claims within thirty (30) days of the Claims Objection Deadline, the Debtor or the Reorganized Company, as the case may be, may, at its discretion, object to such claims no later than the Claims Objection Deadline. With regard to all other Claims and Interests, the Debtor or the Reorganized Company, as the case may be, may file objections to Claims and Interests with the Bankruptcy Court on or before the Claims Objection Deadline The Debtor, the Reorganized Company, or the Committee, as the case may be, shall be authorized to, and shall, resolve all Disputed Claims or Disputed Interests by withdrawing or settling such objections thereto, or by litigating to judgment (in the Bankruptcy Court or such other court having jurisdiction) as to the validity, nature and/or amount thereof.

      8.2 No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Interest, or some portion thereof, has become an Allowed Claim or Allowed Interest.

                                   ARTICLE IX

CONFIRMATION AND CONSUMMATION OF THE PLAN

      9.1 Conditions to Confirmation. The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to the Debtor. The Confirmation Order shall provide that:

      (i) the Debtor and Reorganized Company are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan;

      (ii) the Reorganized Company is authorized to issue the Notes, New Common Stock and other instruments, as contemplated by this Plan.

      9.2 Conditions to Effective Date. As condition precedent to the occurrence of the Effective Date, the Confirmation Order confirming the Plan, as such Plan may have been modified, shall be in full force and effect and shall not have been vacated, amended, modified or stayed, and if it is the subject of an appeal, reconsideration or other review, no stay of the Confirmation Order shall be in effect.

                                    ARTICLE X

EFFECT OF PLAN CONFIRMATION

      10.1 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former Holders of Claims and Interests, and its respective successors and assigns, including, but not limited to, the Reorganized Company.

      10.2 Continuation of the Committee Post Confirmation. The Committee shall continue to exist after the Confirmation Date for the purpose of investigating and prosecuting to conclusion the Litigation Claims (as defined in the Disclosure Statement). The Committee shall be vested, as of the Confirmation Date, with standing to prosecute in the Debtor's name and for the Debtor's benefit any and all Litigation Claims (with the exception of the Litigation Claim against eCommSecurity which shall vest with Bank of America) and related objections to claims (i.e. Claims of defendants to Litigation Claims), in any court of competent jurisdiction. The Committee shall be deemed the holder of all privileges with regard to the Debtor's prior retention of any pre-petition lawyers, other than Arnstein & Lehr, or other professionals consulted in connection with the bankruptcy case, and shall be vested with the Debtor's rights under 11 U.S.C. Section 542(e). The Reorganized Company shall, without charge to the Committee, fully cooperate with the Committee in the investigation and prosecution of the Litigation Claims. The members of the Committee shall receive no compensation for their continued service, but may be reimbursed for actual and necessary expenses reasonably incurred in fulfilling their functions .. The Committee may purchase errors and omissions insurance, but neither the Debtor, the Reorganized Debtor, nor the Estate shall be liable for any premiums. Any such insurance premiums shall be paid personally by the members of the Committee, or from the proceeds of the advance from the Paulsen Family described below. The Committee shall have the power without further Order of the Bankruptcy Court, or other compliance with the substantive and procedural provisions of the Bankruptcy Code and related Rules regarding retention of professionals, to retain counsel and other professionals to assist it in its continued functions, however, neither the Estate nor the Reorganized Company shall be liable for any professional fees or other costs and expenses incurred by the Committee, except with regard to fees incurred in objecting to pre-petition claims. Reasonable fees and costs incurred in claims objections shall be paid by the Reorganized Company. Any and all additional fee claims arising from the prosecution of the Litigation Claims, or Committee expense reimbursements, shall be paid exclusively from (a) monies received from the Paulsen Family in connection with the settlement of claims between the Debtor and them, which funds shall be turned over to the Committee on or before the Effective Date; and (b) the proceeds of any recoveries on the Litigation Claims (excluding recoveries, if any, from the Litigation Claim against eCommSecurity). The Bankruptcy Court shall have no further jurisdiction with regard to any payment of fee and cost reimbursements to Committee professionals, except that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any dispute regarding the amount of fees or cost reimbursements. The Committee shall provide quarterly reports to the Debtor and the United States Trustee accounting for funds and disbursements, including professional fees. The net proceeds of the Litigation Claims shall be distributed from time to time pro rata to holders of allowed general unsecured claims pursuant to further Order of the Court. When the Committee has concluded its functions, it shall file and serve on the Reorganized Company, the United States Trustee, and all holders of allowed claims, a final accounting of funds in its possession and seek an Order of the Bankruptcy Court terminating the Committee's existence..

      10.3 Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims (other than those Claims that are Unimpaired under the Plan) of any nature whatsoever against the Debtor or any of its assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, the Debtor shall be deemed discharged and released under section 1141 (d) (1) (A) of the Bankruptcy Code from any and all Claims (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Old Common Stock and Old Rights and Warrants, and all Interests relating to any of the foregoing, shall be terminated, extinguished and cancelled.

      10.4 Litigation Claims.

      10.4.1 Preservation of Rights of Action; Settlement of Litigation Claims. Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Litigation Claims (specifically excluding the Litigation Claim against eCommSecurity) shall vest, non-exclusively, with the Committee and the Committee shall be authorized to investigate and prosecute such Litigation Claims. If the Committee chooses not to initiate any Litigation Claim, the Reorganized Company shall be authorized to investigate and prosecute any such Litigation Claim. The Debtor shall fully cooperate in the investigation and prosecution of the Litigation Claims by the Committee. The Litigation Claim against eCommSecurity shall vest exclusively Bank of America, and Bank of America shall have standing to prosecute in the Debtor's name and for the Debtor's benefit the Litigation Claim against eCommSecurity in any court of competent jurisdiction. Bank of America shall be responsible for all fees and expenses incurred relating to the prosecution of the eCommSecurity Litigation Claim, such fees and expenses shall constitute expenses under the Bank of America loan documents, and Bank of America shall be reimbursed for such fees and expenses out of any recoveries on the eCommSecurity Claim. Bank of America shall have sole and absolute discretion with respect to any and all decisions related to the prosecution and/or settlement of the eCommSecurity Litigation Claim.

      10.4.2 Funding for Litigation Claims. The Paulsen Family (which includes John Paulsen, Henry Paulsen and Gretchen Lynch) shall jointly advance the sum of $50,000.00 in Cash to the Committee on or before the Effective Date, to be used by the Committee to investigate and prosecute Litigation Claims (the "Paulsen Advance "), excluding the Litigation Claim against eCommSecurity, and may be used for such other limited purposes as set forth in Section 10.2 above. In exchange for the Paulsen Advance , the Paulsen Family shall receive a full release by the Debtor and the Committee, in its corporate capacity, of all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, existing as of the Effective Date, which could have been brought by the Debtor, the Reorganized Company or the Committee, against the individual members of the Paulsen Family.

      10.4.3 Litigation Claims Proceeds. Proceeds of Litigation Claims (except for the Litigation Claim agaisnt eCommSecurity), net of costs and expenses including attorney's fees, if any such net proceeds arise, shall be paid as follows: (i) first to Bank of America up to the amounts outstanding under the BA Note; (ii) second, the Paulsen Advance shall be repaid to the Paulsen Family;
(iii) third, the remaining funds, up to an amount equal to the total amount of the

Allowed Claims of Unsecured Creditors shall be paid to the Committee to be distributed pro rata to Holders of Allowed Unsecured Claims to the extent of their allowed claims; and (iv) finally, the remaining funds, if any, shall be paid to the Reorganized Company. Recoveries from the eCommSecurity Litigation Claim shall, after payment of Bank of America's fees and expenses in prosecuting such claim, be used to pay the BA Note, until the BA Note satisfied in full. The remaining recoveries, if any, shall be returned to the estate to be distributed pro rata to holders of Allowed Unsecured Claims, until such Allowed Claims are paid in full, and then any remaining recoveries to the Reorganized Company.

      10.5 Exculpation and Limitation of Liability. Neither the Debtor, nor any of its present or former officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any person or entity, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for its fraud, willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to its duties and responsibilities under the Plan.

      10.6 Injunction. Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtor are (i) permanently enjoined from taking any of the following actions against the Estate, or any of its property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtor, the Reorganized Company or its property on account of such Claims or Interests: (1) commencing or continuing, in any manner or in any place, any action or other proceeding; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (3) creating, perfecting or enforcing any lien or encumbrance; (4) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (5) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan, provided, however, that nothing contained herein shall preclude such persons from exercising its rights pursuant to and consistent with the terms of this Plan and the Plan Documents.

      10.7 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Bankruptcy Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

      10.8 Termination of Subordination Rights and Settlement of Related Claims.

      10.8.1 Consideration of Unsecured Claims. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, sections 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

                                   ARTICLE XI

                            RETENTION OF JURISDICTION

      Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Bankruptcy Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

      (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or interests;

      (b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which the Debtor or the Reorganized Company may be liable and to hear, determine and, if necessary, liquidate any Claims arising there from;

      (c) Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

      (d) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

      (e) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

      (f) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

      (g) Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or and/or contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

      (h) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date, including all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 503 (b), 1103 and 1129 (c) (9) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Company, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court,

      (i) Issue injunctions, enter and implement other orders or take such other actions as shall be necessary or appropriate to restrain interference by any entity with consummation. implementation or enforcement of the Plan or the Confirmation Order;

      (j) Hear and determine Litigation Claims;

      (k) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

      (l) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

      (m) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument. release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

      (n) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Bankruptcy Case;

      (o) Hear and determine all matters related to the property of the Estate from and after the Confirmation Date;

      (p) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code: and

      (q) Enter an order closing the Bankruptcy Case.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

      12.1 Effectuating Documents and Further Transactions. The Debtor or the Reorganized Company is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

      12.2 Corporate Action. Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtor or the Reorganized Company shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the state in which the Debtor or the Reorganized Company are incorporated without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Company.

      12.3 Exemption from Transfer Taxes. Pursuant to section 1146 (c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax, recording tax, conveyance fee personal property or intangible tax, real estate transfer tax, sales or use tax or other similar tax or governmental assessment, and the appropriate governmental entities are directed to accept for filing and recordation any of the foregoing instruments or documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

      12.4 Bar Dates for Administrative Claims. The Bar Date for filing Administrative Claims (not including Fee Claims), is sixty (60) days after the Confirmation Date, unless otherwise ordered by the Bankruptcy Court. Holders of asserted Administrative Claims that are subject to the Administrative Claims Bar Date shall submit requests for payment on or before such Administrative Claims Bar Date or forever be barred from doing so. All final fee applications relating to Fee Claims shall be filed on or before January 17, 2002.

      12.5 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 United States Code shall be paid by the Debtor or the Reorganized Company as and when they become due, until the Bankruptcy Case is closed.

      12.6 Amendment or Modification of the Plan. Subject to section 1127 of the Bankruptcy Code, the Debtor reserves the right, to alter, amend or modify the Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder. Specifically, all modifications made by this Plan in relation to all previous versions of the Plan (including, without limitation, the First Amended Plan dated July 25, 2001 and the Second Amended Plan dated November 2, 2001) are non-material and do not unfairly discriminate or otherwise adversely affect any Holder of a Claim against or Interest in the Debtor. The Debtor shall not be required to re-solicit votes on this Plan as a result of any modifications contained herein.

      12.7 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      12.8 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Debtor, and its respective successors and assigns, including, without limitation, the Reorganized Company. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity,

      12.9 Plan Documents. The Plan Documents shall be filed with the Bankruptcy not later than five (5) days prior to the Confirmation date of the Hearing. Upon its filing, the Plan Documents may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Documents upon written request to the Debtor. The Bankruptcy Court pursuant to the Confirmation Order shall approve the Plan Documents.

      12.10 Revocation, Withdrawal or Non-Consummation. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan, or if confirmation or consummation of the Plan does not occur, then, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any other Person, or (iii) constitute an admission of any sort by the Debtor or any other Person.

      12.11 Notice. All notices, requests and demands to or upon the Debtor or the Reorganized Company to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

eNUCLEUS, INC.

12342 S. 71st Court
Palos Heights, IL 60463
Facsimile (708) 361-2318
Attn: John Paulsen with a copy to:

Arnstein Lehr
120 South Riverside Plaza, Suite 1200
Chicago, Illinois 60606
Facsimile: (312) 876-0288
Attn: James A. Chatz

      12.12 Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent a Plan Document, exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to any principles of conflicts of law of such jurisdiction.

      12.13 Tax Reporting and Compliance. In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Debtor, and the Reorganized Company, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Company is hereby authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through, and including, the Effective Date.

      12.14 Schedules. All exhibits and schedules to the Plan and the Plan Documents are incorporated and are a part of the Plan as if set forth in full herein.

      12.15 Section 1145 Exemption. The offer, issuance, transfer or exchange of any security under the Plan (including, the New Senior Secured Notes, the Junior Secured Notes, New Common Stock and other instruments) or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security as and to the maximum extent provided in section 1145(a) of the Bankruptcy Code.

      This Modified Second Amended Plan of Reorganization has been respectfully submitted on this 9th day of November, 2001 by the Debtor corporation.

                                        eNUCLEUS, INC.


                                        By:_____________________________________
                                              John C. Paulsen
                                              President


______________________________

ATTORNEYS FOR DEBTOR:

James A. Chatz
Jerold N. Siegan
Barry A. Chatz
Miriam R. Stein
ARNSTEIN & LEHR
120 South Riverside Plaza, Suite 1200
Chicago, IL 60606
Phone: (312) 876-7100
Fax: (312) 876-0288

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

IN RE:                                  )         CHAPTER 11
                                        )
eNUCLEUS, INC.,                         )         CASE NO. 01 B 17108
                                        )
                         DEBTOR.        )         ROBERT E. GINSBERG

ORDER CONFIRMING DEBTOR'S MODIFIED SECOND AMENDED PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

      The Debtor and Debtor in Possession, eNucleus, Inc. (the "Debtor") having filed on July 25, 2001, the First Amended Plan of Reorganization for eNucleus, Inc. under Chapter 11 of the Bankruptcy Code (the "Plan")(1) and the Modified First Amended Disclosure Statement for the Plan of Reorganization for eNucleus, Inc. (the "Disclosure Statement"); the Court having approved the adequacy of information in the Disclosure Statement, as modified, on August 15, 2001; the Debtor having distributed the Plan and the Disclosure Statement to all holders of impaired claims (the "Impaired Claims") against the Debtor, together with a solicitation of votes to accept or reject the Plan beginning on or about September 7, 2001; the Debtor having filed a Second Amended Plan on November 2, 2001; On November 6, 2001, the Court having entered an Order authorizing the Debtor to make non-material modifications to the Plan as set forth in the Modified Second Amended Plan (hereinafter termed the "Plan") without further solicitation of votes on the Plan; this Court having reviewed the Plan and the Disclosure Statement; this Court having heard the statement of counsel in support of confirmation at the Confirmation Hearing; the objections to confirmation which were filed prior to the Objection Deadlines have been either withdrawn or overruled by the Court; this Court having considered all evidence admitted by affidavits or otherwise at the Confirmation Hearing; this Court having taken judicial notice of the papers and pleadings on filed in the above-captioned chapter 11 case; and it appearing to this Court that (a) notice of the Confirmation Hearing and the opportunity of any party in interest to object to confirmation were adequate and appropriate as to all parties to be affected by the Plan and the transactions contemplated thereby and (b) the legal and factual bases presented at the Confirmation Hearing establish just cause for the relief granted herein; and

      It having been determined after hearing on notice that the requirements set forth in 11 U.S.C. Section 1129(a) for confirmation of the Plan have been satisfied and having considered the affidavit of John C. Paulsen in support thereof;

IT IS HEREBY ORDERED THAT:

      1. The Debtor's Modified Second Amended Plan of Reorganization dated November 8, 2001, a copy of which is attached hereto and incorporated herein by reference, is confirmed.

      2. The Debtor is required to pay United States Trustee's quarterly fees until such time as the case is closed.

      3. An Administrative Bar Date for each Person or governmental unit, as defined in section 101(27) of the Bankruptcy Code, that asserts an Administrative Claim against the Debtor shall file a request for payment of such administrative expense on or before the 60th day following the entry of this Order (the Administrative Claims Bar Date"). The following persons or entities are not required to file Administrative Expense Claims by the Administrative Claims Bar Date; (a) any person or entity which has already filed an Administrative Claim against the Debtor; (b) holders of Administrative Claims previously allowed by order (s) of this Court; (c) any person seeking an allowance or final compensation or reimbursement of expenses for professional services rendered to the Debtor or in related to this case pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code; (d) any
administrative expenses which arise and are due and payable in the ordinary course of the Debtor's business, except with respect to those expenses which

----------
(1) Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan. In accordance with section III B. of this Confirmation Order, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the Terms of this Confirmation Order shall control.

remain outstanding and unpaid by the Debtor beyond ordinary business terms or prior course of business dealings; and (e) payments owed to employees of the Debtor on account of unpaid compensation, expenses or other benefits incurred after the Petition Date.

      4. With respect to the treatment afforded to the Georgia Department of Revenue pursuant to Section 3.2.4, the treatment shall be as follows:

            a. Notwithstanding anything contained herein or in the Plan, the Georgia Department of Revenue has an allowed unsecured priority claim in the total amount of $30,044.88 and an unsecured general claim in the amount of $9,238.88. The Debtor shall pay the Georgia Department of Revenue's unsecured priority claim in full together with interest of six and one-half percent (6.5%) per annum. Upon confirmation of the Plan, the Debtor shall make equal monthly payments in the amount of $505.05 commencing on the distribution date (as defined in Article VI of the Plan), and continuing thereafter and due on the fifteenth (15th) day of each month which shall begin on the first full calendar month after the distribution date and continue thereafter until paid in full. All payments to the Georgia Department of Revenue by the Debtor shall be sent to:
            Georgia Department of Revenue, Bankruptcy Section, Attention: Eunice Nicholson, Post Office Box 38143, Atlanta, Georgia 30334.

                  b. Notwithstanding anything contained herein or in the Plan, the Debtor's failure to make a payment to the Georgia Department of Revenue by the 25th day of any month constitutes a default. If the Debtor fails to cure such default, after five (5) business days after written notice thereof, then the Georgia Department of Revenue may proceed with either or all of the following remedies: (a) enforce the entire amount of its claim under Georgia law; (b) exercise any and all of its rights and remedies under Georgia law;
            (c) seek such relief as may be appropriate in the Court.

                  c. Notwithstanding anything contained herein or in the Plan, the confirmation of the Debtor's Bankruptcy Case shall not discharge the Debtor from any priority tax debts which are excepted from discharge under 11 U.S.C. Section 523.

      5. All final fee applications must be filed on or before January 17, 2002.

      6. A post-confirmation hearing is scheduled to be heard on January 24, 2002 at 10:00 a.m.

      7. Notwithstanding the applicability of Bankruptcy Rule 3020(e), the terms and conditions of this Confirmation Order shall be immediately effective and enforceable upon its entry and no stay shall apply.

      8. The debtor shall serve notice of the entry of this order as provided by Fed.R.Bank.P. 2002(f)(7) within five (5) business days of the entry of this order and file proof of service thereof with the clerk promptly thereafter.

            IT IS SO ORDERED.

Chicago, Illinois

Date:_______________________, 2001


                                        ________________________________________
                                                         Judge